CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent the incorporation by reference to the audit report on Form 10-KSB dated January 16, 2007 of CrossPoint Energy Company (formerly Electrum Mining Limited) (the “Company”), of our report dated November 29, 2005, relating to the consolidated financial statements of the Company which appear in the Annual Report on Form 10-KSB filed for the fiscal year ended September 30, 2005.

Vancouver, B.C.	/s/ STALEY, OKADA & PARTNERS
January 16, 2007